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Exhibit 1

CUSIP No. 693905200	Page 12 of 12 Pages

JOINT FILING STATEMENT
PURSUANT TO RULE 13d-1(f)(1)

    The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each will be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but will not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: November 9, 2001

RIDGESTONE CORPORATION
By:	/s/ ABBOTT L. BROWN Name: Abbott L. Brown Title: Chairman and Chief Executive Officer
By:	/s/ CHRISTOPHER S. KIPER Name: Christopher S. Kiper
By:	/s/ D. STEPHEN ANTION Name: D. Stephen Antion

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JOINT FILING STATEMENT PURSUANT TO RULE 13d-1(f)(1)